Exhibit 99.1

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	December 11, 2012

Spectra Energy to Acquire Express-Platte Pipeline System

$1.49 Billion Acquisition of North American Pipeline System Expands

Spectra Energy’s Midstream Energy Business Platform

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced it has entered into a definitive agreement to purchase 100 percent of the ownership interests in the Express-Platte Pipeline System from Borealis Infrastructure, the Ontario Teachers’ Pension Plan and Kinder Morgan Energy Partners for $1.49 billion, consisting of $1.25 billion cash and $240 million of acquired debt.

The 1,717-mile Express-Platte Pipeline System, which begins in Hardisty, Alberta, and terminates in Wood River, Illinois, is comprised of both the Express and Platte crude oil pipelines. The Express pipeline carries crude oil to U.S. refining markets in the Rockies area, specifically Billings and Laurel, Montana, and Casper, Wyoming. The pipeline’s capacity is 280,000 barrels a day. The Platte pipeline, which interconnects with Express pipeline in Casper, Wyoming, transports crude oil predominantly from the Bakken and Western Canada to refiners in the Midwest. Platte’s capacity ranges from 164,000 barrels a day in Wyoming to 145,000 barrels a day to Wood River, Illinois.

“The Express-Platte Pipeline System acquisition is an immediately accretive investment in a fee-based business that expands Spectra Energy’s footprint into a rapidly growing area,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “This system is strategically located to supply crude oil to U.S. refining markets. It also represents an incremental growth platform for Spectra Energy that enables further investment in related crude and refined product assets. Given Spectra Energy’s leading position in the natural gas midstream sector, investing in crude oil midstream assets is a logical extension of our business model.”

Spectra Energy expects the acquisition will be immediately accretive to earnings, with expected full-year 2013 EBITDA of approximately $130 million and full-year annual EPS accretion in the 3 to 5 cents per share range.

The Express-Platte System is one of just three major pipelines moving crude oil from Western Canada to Rockies and Midwest refineries and markets, representing a significant opportunity for Spectra Energy to participate in the rapidly expanding North American crude oil pipeline market.

Completion of the transaction is subject to customary consents, regulatory approvals and closing conditions. The transaction is expected to close during the first half of 2013.

Spectra Energy will hold an investor conference call to discuss this acquisition at 9 a.m. CST on Tuesday, December 11.

The conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 for International. The conference code is “78775227” or “Spectra Energy Analyst Conference Call.” The slides will be available during the conference call at www.netroadshow.com; pass code: SEMA1211.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the timing and success of the completion of the acquisition and the timing and receipt of required regulatory approvals, as well as other factors described in our Form 10-K, filed with the Securities and Exchange Commission, and other filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, this release includes certain non-GAAP financial measures as defined by SEC Reg. G. EBITDA (earnings before interest, taxes and depreciation and amortization) is a non-GAAP financial measure. The most directly comparable GAAP measure for EBITDA is earnings before interest and taxes, plus depreciation and amortization.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For more than a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 19,000 miles of transmission pipeline, approximately 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of the Dow Jones Sustainability World and North America Indexes and the Carbon Disclosure Project’s Global 500 and S&P 500 Carbon Disclosure Leadership Indexes. For more information, visit www.spectraenergy.com.

# # #

3